360 FUNDS 485BPOS

Exhibit 99(h)(12)

SUB-TRANSFER AGENCY AGREEMENT

This Sub-Transfer Agency Agreement (“Agreement”) is made as of October 21, 2024 (“Effective Date”) by and among Ceres Coin TA, LLC a Delaware limited liability company (“CERES”), 360 Funds (the “Trust”), on behalf of each of its series listed on Schedule A, as amended from time to time (each, a “Fund” and, collectively, the “Funds”), and M3Sixty Administration, LLC, a Delaware limited liability company (“Company”). Capitalized terms, and certain noncapitalized terms, not otherwise defined shall have the meanings set forth in Schedule B (Schedule A also contains an index of defined terms providing the location of all defined terms).

Background

A. The Company is registered with the SEC as a transfer agent under the 1934 Act, and serves as the transfer agent of record for the Funds (as defined immediately below).

B. The Company and the Trust wish to retain CERES to perform various sub-transfer agency, registrar, and shareholder servicing services for and on behalf of each of Fund, and Ceres Coin wishes to furnish such services.

C. The Trust desires for the ownership of Fund shares to also be recorded - or digitized - on one or more blockchains as digital coins (hereinafter, each Fund share recorded on the CERES Platform shall be referred to as “Coins” and Coinholders will be referred to as Coinholders);

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and intending to be legally bound hereby, the parties hereto agree to the statements made in the preceding paragraphs and as follows:

Terms

1. Appointment. The Company and the Trust hereby engage CERES to provide the sub-transfer agency, registrar, and shareholder servicing services set forth in Section 3 to and on behalf of each Fund in accordance with this Agreement, including without limitation in accordance with procedures established from time to time between the Company and CERES in accordance with this Agreement. CERES accepts such engagement and agrees to furnish the services expressly set forth in Section 3. CERES shall be under no duty to provide any service to or on behalf of a Fund except as specifically set forth in Section 3 or as CERES and the Trust may specifically agree in a written amendment hereto. CERES shall not bear or otherwise be responsible for any fees, costs, or expenses charged by any third-party service providers engaged by the Company or a Fund who is not engaged by CERES.

2. Records; Visits. The books and records pertaining to a Fund, which are in the possession or under the control of CERES, shall be the property of the Fund and shall be prepared and maintained by CERES in accordance with federal securities laws and regulations thereunder applicable to open-end investment companies registered with the SEC under the 1940 Act, including without limitation Section 31 of the 1940 Act and the regulations thereunder. The Authorized Persons of the Company shall have access to all such books and records at all times during CERES normal business hours and Authorized Persons of each Fund shall have access to the books and records of the relevant Fund at all times during CERES normal business hours. Upon the reasonable request of the Company or a Fund, copies of any such books and records shall be provided by CERES to the Company or the requesting Fund, respectively, at the relevant Fund’s expense.

3.	Services.
(a)	Transfer Agent, Registrar, and Shareholder Servicing:
(1)	Services to be provided on an ongoing basis to the extent applicable to a particular Fund:
(i)	Maintain Coinholder registrations in both the Master Securityholder File and the CERES Platform;
(ii)	Receive and process all orders for transactions of Fund shares in accordance with applicable regulations, and as specified in the applicable Fund’s prospectus and statement of additional information filed with the SEC;
(iii)	Maintain blockchain technology infrastructure through the CERES Platform and Compliance Database and providing the Trust required access to such infrastructure;

(v)	Record the issuance and redemption of Coins and maintain all Coin holder account, including changes thereto;
(vi)	Effect transfers of Coins upon receipt of instructions from the Trust or Coinholders, subject to the CERES’s approval;
(vii)	Review new Coinholder account applications and correspond with the Company to obtain complete or correct information;
(viii)	Direct payment processing of ACH transfers via the shareholder transaction process;
(ix)	Prepare and certify Coinholders and lists in conjunction with proxy solicitations;
(x)	Prepare for delivery to Coinholders confirmation of activity;
(xi)	Redirect On-line queries to the M3Sixty Shareholder Services e-mail (operations@m3sixtyllc.com).
(xii)	Provide periodic Coinholder lists and statistics to the transfer agent, administrator, and Fund;
(xiii)	Prepare periodic delivery of year-end statement information;
(xiv)	Prepare and mail year-end tax information;
(xv)	Notify daily after market close the Fund’s investment adviser, accounting agent, transfer agent, and custodian (“Fund Custodian”) of Coin activity;
(xvi)	Accept and post daily Coin purchases and redemptions, report activity to the transfer agent and administrator and reconcile to PowerAgent (as defined below);
(xvii)	Accept, post, and perform Coinholder transfers and exchanges, report activity to the administrator and reconcile to PowerAgent;
(xviii)	Perform certain administrative and ministerial duties relating to opening, maintaining, and processing transactions for Coinholders , report activity to the transfer agent and administrator, and reconcile to PowerAgent;
(xix)	Record the issuance of Coins of the Fund and maintain pursuant to SEC Rule 17Ad-10(e) under the 1934 Act a record of the total number of Coins which are authorized, based upon data provided to it by the Fund, and issued and outstanding. (For clarification: for so long as the Trust is registered with the SEC as an open-end investment company, the total number of authorized Coins for all Funds shall be “unlimited”); and
(xx)	Daily - Receive in and reconcile to the shareholder activity files of the Company. For the avoidance of doubt, the Company is the “recordkeeping transfer agent,” as defined in Rule 17Ad-9 under the 1934 Act.
(xxi)	Undertake such other actions reasonably requested by the Fund or the Company including those specifically contained within the Company’s and CERES’ policies and procedures manual.

(2) Purchase of Coins. CERES shall create (if necessary), an account of an investor on the CERES Platform and mint Coins, in the manner described in the Fund’s prospectus, once it receives:

(i)	A purchase order in completed proper form;
(ii)	Proper information to establish a shareholder account; and
(iii)	Confirmation of receipt or crediting of funds for such order to the Fund Custodian.

(3) Redemption of Coins. CERES shall process requests to redeem Coins as follows:

(i)	All requests to transfer or redeem Coins and payment therefor shall be made in accordance with the Fund’s prospectus, when the shareholder tenders Coins, accompanied by such documents as CERES reasonably may deem necessary.
(ii)	CERES reserves the right to refuse to transfer or redeem Coins until it is satisfied that the endorsement on the instructions is valid and genuine and that the requested transfer or redemption is legally authorized, and it shall incur no liability for the refusal, in good faith, to process transfers or redemptions which CERES, in its good judgment, deems improper or unauthorized, or until it is reasonably satisfied that there is no basis to any claims adverse to such transfer or redemption.
(iii)	When Coins are redeemed, CERES shall deliver to the Fund Custodian, the transfer agent, and the Fund or its designee a notification setting forth the number of Coins redeemed. Such redeemed Coins shall be reflected on appropriate accounts maintained by CERES reflecting outstanding Coins of the Fund and Coins attributed to individual accounts.

(iv)	CERES shall, upon receipt of the monies provided to it by the Fund Custodian for the redemption of Coins, pay such monies as are received from the Fund Custodian, all in accordance with the procedures established from time to time between CERES and the Fund.
(v)	CERES shall not process or effect any redemption requests with respect to Coins after receipt by CERES or its agent of notification of the suspension of the determination of the Fund’s net asset value.

(4) Peer-to-Peer Transfers. Coins may be exchanged through the CERES Platform as follows:

(i)	Coins may be transferred between Coinholders
(ii)	A Coinholder will instruct CERES that a specified number of Coins shall be transferred to another Coinholder with an account with the respective Fund.
(iii)	Records of the transaction will be entered on the CERES Platform reflecting the transfer of the Coins.
(iv)	All peer-to-peer transactions will be recorded and verified on the CERES Platform and such records shall be delivered to the Company daily after market close. Any same day peer-to-peer share transfers will be reconciled by Ceres and reported to the Company.

(5) Communications to Coinholders. Subject to receipt by CERES of timely Written Instructions where appropriate, the Company shall prepare and deliver to CERES all communications from the Fund to its Coinholders, including:

(i)	Delivering mail files and reports to Coinholders;
(ii)	Preparation and delivery of confirmations of purchases and sales of Fund Coins;
(iii)	Preparation and delivery of monthly or quarterly statements;
(iv)	Preparing and mailing tax form information.

(6) Records. CERES shall keep records relating to the services provided under this Agreement in the form and manner it deems advisable, subject to the requirements of applicable law. CERES shall preserve, maintain, and make available such records in accordance with the requirements of law and any records management policy of CERES. All such records CERES prepares or maintains relating to its services are the property of the Trust and will be preserved, maintained, and made available in accordance with Section 31 of the 1940 Act and rules thereunder. CERES will surrender such records promptly to the Trust upon and in accordance with the Trust’s written request. Ceres acknowledges the Company is the recordkeeping transfer agent and agrees to reconcile blockchain records with the Company’s books and records (PowerAgent) daily and will defer to the master securityholder file when applicable. CERES agrees to provide the Company full access to its records and blockchain module/node(s).

(7) Shareholder Inspection of Stock Records. Upon a request from any Fund shareholder to inspect stock records, CERES will notify the Fund, which will issue instructions granting or denying each such request. Unless CERES has acted contrary to the Fund’s instructions, the Fund agrees to and does hereby release CERES from any liability for refusing permission for a particular shareholder to inspect the Fund’s stock records.

(8) Coins on the CERES Platform.

(A) Coinholders will be required to create an account with the respective Fund on the CERES Platform. The account will have a log-in identifier associated with the account and allow the Coinholders to purchase and redeem shares as Coins.

(B) Lost or Stolen Account Access. If CERES receives written notice from a Coin holder of lost or stolen account information for the CERES Platform, then CERES will promptly freeze the Coins in such Coinholder’s account and restrict transfers. CERES will maintain transfer restrictions until such Coinholder submits an Affidavit of Loss and Agreement of Indemnity, and CERES approves the Affidavit, as may be revised from time to time. In the event that Coins are transferred from an account without the Coinholder’s permission, CERES will contact the new Coinholder of the allegedly stolen Coin in regard to the new Coinholder’s receipt and ownership of the Coin and CERES will, jointly with the Trust, determine if such Coins were lawfully transferred or stolen. Then, CERES will generate a new account registered to such Coinholder, burn the stolen Coins, and issue replacement Coins in the new account. As a condition for generating a new account, CERES may request such Coinholder to apply for a surety bond listing CERES as an obligee. Any losses resulting from this activity will be Ceres’ responsibility.

(C) Erroneous Transactions. If CERES receives written notice of an erroneous transaction, such as sending transactions to an incorrect account or sending an incorrect number of Coins to a correct account, CERES will adjudicate and confirm the error. Once adjudicated and confirmed, CERES will reverse the transaction by sending an offsetting transaction to the CERES Platform. Then, CERES will reprocess the transaction to correct the error. Any losses resulting from this activity will be Ceres’ responsibility.

(9) Lost Coinholders.

(A) CERES shall perform such services as are required to comply with Rule 17Ad-17 of the 1934 Act (the “Lost Shareholder Rule”) without charge to the shareholder, including, but not limited to, those set forth below. CERES may, in its sole discretion, use the services of a third party to perform some or all such services.

(i)	documentation of search policies and procedures;
(ii)	execution of required searches;
(iii)	tracking results and maintaining data sufficient to comply with the Lost Shareholder Rule; and
(iv)	preparation and submission of data required under the Lost Shareholder Rule.

(B) CERES shall perform abandoned and unclaimed property reporting and escheat services for the Funds in accordance with applicable law and in accordance with any procedures the Company and CERES may agree to in writing in accordance with Section 14(b).

(b) Anti-Money Laundering Program Services. CERES will perform services relating to Anti-Money Laundering (“AML”) regulations (“AML Services”).

(1) Anti-Money Laundering.

(A) To the extent the other provisions of this Agreement require CERES to establish, maintain and monitor accounts of investors in the Fund consistent with the Securities Laws, CERES shall perform reasonable actions necessary to assist the Fund in complying with Section 352 of the USA PATRIOT Act, as follows: CERES shall: (a) establish and implement written internal policies, procedures and controls reasonably designed to help prevent the Fund from being used to launder money or finance terrorist activities; (b) provide for independent testing, by an employee who is not responsible for the operation of CERES’s AML program or by an outside party, for compliance with CERES written AML policies and procedures; (c) designate a person or persons responsible for implementing and monitoring the operation and internal controls of CERES AML program; and (d) provide ongoing training of CERES personnel relating to the prevention of money-laundering activities.

(B) Upon the reasonable request of the Fund, CERES shall provide to the Fund: (x) a copy of CERES’s written AML policies and procedures; (y) at the option of CERES, a copy of a written assessment or report prepared by the party performing the independent testing for compliance, or a summary thereof, or a certification that the findings of the independent party are satisfactory; and (z) a summary of the AML training provided for appropriate CERES personnel.

(C) Without limiting or expanding subsections (A) or (B) above, the parties agree this Section 3(b)(1) relates solely to Fund compliance with Section 352 of the USA PATRIOT Act and does not relate to any other obligation the Fund may have under the USA PATRIOT Act, including without limitation Section 326 thereof.

(D) CERES will provide the Fund and the Company full access to all AML/CIP/FinCen testing results.

(E) CERES will engage an independent accounting firm to complete a bi-annual AML audit and annual SOC 1 audit of the effectiveness of its policies and procedures.

(2) Customer Identification Program.

(A) To assist the Fund in complying with requirements regarding a customer identification program in accordance with applicable regulations promulgated by U.S. Department of Treasury under Section 326 of the USA PATRIOT Act (“CIP Regulations”), CERES will do the following:

(i)	Implement procedures which require that prior to establishing a new account in the Fund CERES obtain the name, date of birth (for natural persons only), address and government-issued identification number (collectively, the “Data Elements”) for the “Customer” (defined for purposes of this Agreement as provided in 31 CFR 103.131) associated with the new account.
(ii)	Use collected Data Elements to attempt to reasonably verify the identity of each new Customer promptly before or after each corresponding new account is opened. Methods of verification may consist of non-documentary methods (for which CERES may use unaffiliated information vendors to assist with such verifications) and documentary methods (as permitted by 31 CFR 103.131), and may include procedures under which CERES personnel perform enhanced due diligence to verify the identities of Customers the identities of whom were not successfully verified through the first-level (which will typically be reliance on results obtained from an information vendor) verification process(es).
(iii)	Implement procedures concerning action(s) to be taken in the event that a Customer’s identity cannot be verified.
(iv)	Record the Data Elements and maintain records relating to verification of new Customers consistent with 31 CFR 103.131(b)(3).
(v)	Regularly report to the Fund about measures taken under (i)-(iii) above as well as provide the Fund and the Company full access to all reports related to CERES’ CIP program.
(vi)	If CERES provides services by which prospective Customers may subscribe for shares in the Fund via the Internet or telephone, work with the Fund to notify prospective Customers, consistent with 31 CFR 103.131(b)(5), about the program conducted by the Fund in accordance with the CIP Regulations.

(B) Nothing in Section 3(b)(3) shall be construed to require CERES to perform any course of conduct that is not required for Fund compliance with the CIP Regulations.

(3) Compliance with Financial Crimes Enforcement Network (“FinCEN”) Cannabis Guidance

(A) Adherence to Guidance: The Company and CERES hereby agree to adhere strictly to the FinCEN guidance concerning the Cannabis industry, as detailed in FinCEN’s publication entitled “BSA Expectations Regarding Marijuana-Related Businesses” (the “FinCEN Cannabis Guidance”), and any subsequent updates or amendments thereof.

(B) Procedures and Policies: The Company and CERES shall establish and maintain effective AML programs designed to ensure full compliance with all aspects of the FinCEN Cannabis Guidance. This includes, but is not limited to, the development and implementation of appropriate policies, procedures, and controls that address specific risks associated with cannabis-related activities, as identified in the FinCEN Cannabis Guidance.

(C) Reporting and Recordkeeping: The Company and CERES shall conduct due diligence in accordance with FinCEN requirements, including but not limited to, the filing of Suspicious Activity Reports (“SARs”) and Currency Transaction Reports (“CTRs”) as applicable. The Company and CERES shall also keep accurate and detailed records of all cannabis-related activities as required by the FinCEN Cannabis Guidance.

(D) Training: The Company and CERES must provide regular and comprehensive training to their staff on the FinCEN Cannabis Guidance to ensure competency and understanding of the associated legal obligations and the importance of adherence.

(E) Annual Independent Audit of FinCEN Procedures

(i)	Audit Requirement: CERES shall undergo an annual independent audit of its financial procedures and systems to ensure full compliance with the FinCEN Cannabis Guidance (the “FinCEN Procedures Audit”).
(ii)	Scope of Audit: The FinCEN Procedures Audit shall be comprehensive, encompassing all aspects of CERES’s AML programs, customer due diligence (“CDD”) processes, and other procedures related to compliance with the FinCEN Cannabis Guidance and other applicable FinCEN regulations.
(iii)	Audit Conducted by a Qualified Independent Auditor: The FinCEN Procedures Audit shall be conducted by an appropriately qualified independent auditor with expertise in FinCEN regulations and the cannabis industry. The auditor’s independence shall ensure that the audit is conducted fairly, objectively, and free from any conflict of interest.

(iv)	Timing and Notification: The FinCEN Procedures Audit shall be scheduled and completed within 18 months of the effective date of this Agreement, and then annually thereafter. CERES shall notify the Trust’s Chief Compliance Officer (the “Trust CCO”) of the scheduled audit dates and provide the opportunity to review the qualifications of the selected auditor.
(v)	Audit Report: Upon completion of the FinCEN Procedures Audit, CERES shall provide the Trust CCO with a copy of the audit report, which shall include the auditor’s findings, recommendations for improvement, and CERES’s plan of action to address any identified deficiencies.
(vi)	Corrective Action Plan: Should the FinCEN Procedures Audit reveal any non-compliance or shortcomings in CERES’s FinCEN-related procedures, CERES agrees to promptly develop a corrective action plan, implement it within a timeframe agreed upon with the Trust CCO, and notify the Trust’s Board of Trustees (the “Board”) upon completion of such actions.
(vii)	Continual Compliance Obligation: The obligation to undergo the FinCEN Procedures Audit shall be ongoing for the term of CERES’s engagement as a sub-transfer agent and shall be conducted annually without exception.

(4) FinCEN Requests Under USA PATRIOT Act Section 314(a).

(A) The Fund hereby engages CERES to provide certain services as set forth in this subsection (b) with respect to FinCEN Section 314(a) information requests (“Information Requests”) received by the Fund. Upon receipt by CERES of an Information Request delivered by the Fund in full compliance with all 314(a) Procedures (as defined below), CERES will compare appropriate information contained in the Information Request against relevant information contained in account records maintained for the Fund. After review by CERES for quality assurance purposes (“Comparison Results”), information relating to potential matches resulting from these comparisons will be made available to the Fund in a timely manner. The Fund will retain responsibility for filing reports with FinCEN that may be appropriate based on the Comparison Results. In addition, (i) a potential match involving a tax identification number will be forwarded by CERES for analysis in conjunction with other relevant activity contained in records for the particular relevant account, and (ii) if, after such analysis, CERES determines that the potential match could constitute a “suspicious activity,” as that term is used for purposes of the USA Patriot Act, then CERES will deliver a suspicious activity referral to the Fund. “314(a) Procedures” means the procedures adopted from time to time by CERES governing the delivery and processing of Information Requests transmitted by CERES’s clients to CERES, including without limitation requirements governing the timeliness, content, completeness, format, and mode of transmissions to CERES.

(C) CERES will ensure the Fund and the Company receive status updates regarding CERES’ reconciliation to each release of FinCEN’s 314(a) list. Should the Comparison Results require the Fund to file a report with FinCen, the Fund will provide CERES with a copy of the filing.

(D) CERES will provide the Fund and the Company full access to the work completed by CERES in fulfilling its obligations under this Section 3(b)(4).

(5) U.S. Government List Matching Services.

(A) CERES will compare Appropriate List Matching Data (as defined in subsection (C) below) contained in CERES databases which are maintained for the Fund pursuant to this Agreement (“Fund Data”) to “U.S. Government Lists”, which is hereby defined to mean the following:

(i)	data promulgated in connection with the list of Specially Designated Nationals published by the Office of Foreign Asset Control of the U.S. Department of the Treasury (“OFAC”) and any other sanctions lists or programs administered by OFAC to the extent such lists or programs remain operative and applicable to the Fund (“OFAC Lists”);
(ii)	data promulgated in connection with the list of Non-Cooperative Countries and Territories (“NCCT List”) published by the Financial Action Task Force;
(iii)	data promulgated in connection with determinations by the Director (the “Director”) of the Financial Crimes Enforcement Network of the U.S. Department of the Treasury that a foreign jurisdiction, institution, class of transactions, type of account or other matter is a primary money laundering concern (“PMLC Determination”); and

(iv)	data promulgated in connection with any other lists, programs or determinations (A) which CERES determines to be substantially similar in purpose to any of the foregoing lists, programs or determinations, or (B) which CERES and the Fund agree in writing to add to the service described in this subsection (a).

(B) In the event that following a comparison of Fund Data to a U.S. Government List as described in subsection (a) CERES determines that any Fund Data constitutes a “match” with the U.S. Government List in accordance with the criteria applicable to the particular U.S. Government List, CERES:

(i)	will notify the Fund of such match;
(ii)	will send any other notifications required by applicable law or regulation by virtue of the match;
(iii)	if a match to an OFAC List, will to the extent required by applicable law or regulation assist the Fund in taking appropriate steps to block any transactions or attempted transactions to the extent such action may be required by applicable law or regulation;
(iv)	if a match to the NCCT List or a PMLC Determination, will to the extent required by applicable law or regulation conduct a suspicious activity review of accounts related to the match and if suspicious activity is detected will deliver a suspicious activity referral to the Fund;
(v)	if a match to a PMLC Determination, will assist the Fund in taking the appropriate special measures imposed by the Director; and
(vi)	will assist the Fund in taking any other appropriate actions required by applicable law or regulation.

(C) “Appropriate List Matching Data” means (A) account registration and alternate payee data, to the extent made appropriate by statutes, rules or regulations governing the U.S. Government Lists, (ii) data determined by CERES in good faith in light of statutes, rules or regulations governing the U.S. Government Lists to be necessary to provide the services described in this Section 3(b)(5), and (iii) data the parties agree in writing to be necessary to provide the services described in this Section 3(b)(5).

(D) CERES shall perform the comparisons described in this Section 3(b)(5) on a regular period basis and within a commercially reasonable period of time following each update of the U.S. Government Lists.

(E) In order to appropriately carry out the comparisons described in this Section 3(b)(5), CERES will take commercially reasonable measures to keep its records of the U.S. Government Lists up to date.

(F) CERES will provide the Fund and the Company full access to all of CERES’ OFAC-related reports and documentation for Coinholders.

(6) Legal Process. The Fund hereby engages CERES to provide certain services as set forth in this subsection 3(b)(6) with respect to legal process (civil and criminal subpoenas, civil or criminal seizure orders, IRS civil or criminal notices including notices of lien or levy, other functionally equivalent legal process as the parties mutually agree) received by the Fund and furnished to CERES at a time and in a manner affording CERES reasonable opportunity to act on it (“Legal Process”). The Fund shall have the sole and exclusive obligation to furnish the information, documentation, or other material requested by the Legal Process, but CERES will assist the Fund in complying with the Legal Process after reviewing appropriate customer account activity. In addition, if CERES, after a review of the Legal Process based on preliminary criteria, determines an investigation of potential suspicious activity is warranted, (i) CERES will perform an analysis of other activity contained in records for the particular relevant account(s), and (ii) if, after such analysis, CERES determines that the Legal Process together with activity contained in relevant account records could indicate the existence of “suspicious activity,” then CERES will deliver a suspicious activity referral to the Fund.

(7) CERES agrees to permit governmental authorities with jurisdiction over the Fund to conduct examinations of the operations and records relating to the services performed by CERES under this Section 3(b) upon reasonable advance request and during normal business hours and to furnish copies at the Fund’s cost and expense of information reasonably requested by the Fund or such authorities and relevant to the services.

(8) For purposes of clarification: All Written Procedures relating to the services performed by CERES pursuant to this Section 3(b) and any information, written matters, or other recorded materials relating to such services and maintained by CERES shall constitute Confidential Information of CERES, except to the extent, if any, such materials constitute Fund records under the Securities Laws.

(9) Responsibility for Compliance with FinCEN Requirements

(A) Acknowledgement of Responsibility: CERES acknowledges its responsibility to adhere strictly to all applicable FinCEN regulations and guidance regarding AML obligations and the cannabis-related business sector (collectively, the “FinCEN Requirements”).

(B) Liability for Non-Compliance: CERES shall be solely liable for any and all consequences, including but not limited to administrative enforcement actions, fines, penalties, or legal consequences, arising out of a failure to comply with the FinCEN Requirements. This liability shall extend to any such failure by CERES, its employees, agents, or subcontractors.

(C) Indemnification: Notwithstanding any other terms in this Agreement, if the Company or 360 Funds (or any of their respective affiliates, officers, directors, employees, or agents) incur any losses, liabilities, damages, or expenses (including reasonable attorneys’ fees) as a result of CERES’s non-compliance with FinCEN Requirements, CERES agrees to indemnify and hold harmless such parties from any such adverse consequences.

(D) Prompt Notice of Non-Compliance: CERES is required to immediately notify the Trust CCO upon becoming aware of any potential or actual non-compliance with FinCEN Requirements, including any inquiry, investigation, or enforcement action by FinCEN or any other regulatory authority.

(E) Remedial Action: Upon identifying any non-compliance with the FinCEN Requirements, CERES must take immediate action to remedy and prevent such non-compliance. This remedial action shall include, but not be limited to, implementing additional controls, providing further employee training, or making organizational changes as necessary to achieve full compliance.

(c) Performance of Certain Services by the Fund or the Company or Agents. New procedures as to who shall provide certain of the services listed herein may be established in writing from time to time by agreement among the parties. CERES may at times perform only a portion of the services and the Company, the Fund or others appointed by the Company or the Fund may perform the remainder of the services.

(d) Key Personnel. CERES will use commercially reasonable efforts to maintain the stability and continuity of Key Personnel (defined below) to provide services to the Company and the Fund, and will not arbitrarily replace or reassign Key Personnel during the term of this Agreement. For purposes of this Agreement, Key Personnel shall mean the Chief Operating Officer of CERES as of the date of this Agreement.

(e) Processing Team. CERES will use its best efforts to maintain a consistent transaction processing team based in the United States to provide services to Fund Coinholders, and will not arbitrarily replace or reassign team members during the term of this Agreement.

(f) Enhanced Security Obligations for CERES

(1) Security Measures: CERES shall implement, maintain, and regularly update comprehensive and robust security measures and protocols to ensure the highest level of security in managing the blockchain technology and the associated digital coin transactions. This includes but is not limited to, industry-leading encryption technologies, secure coding practices, penetration testing, and vulnerability assessments.

(2) Security Standards Compliance: CERES shall comply with internationally recognized security standards for blockchain technology and financial transactions, such as ISO/IEC 27001 for information security management, the CryptoCurrency Security Standard (CCSS), and any other relevant standards as they evolve.

(3) Regular Security Audits: CERES shall submit to annual security audits conducted by an independent and qualified third party to assess the effectiveness of its security measures. The results of such audits shall be provided to the Trust within 30 days of completion.

(4) Incident Reporting and Response: CERES shall promptly report any security breaches or incidents to the Trust within 24 hours of discovery. Moreover, CERES shall have a well-defined incident response plan aimed at rapid containment and mitigation of any security incidents, including a forensic analysis to understand the cause and implications of the breach.

(5) Change Management: CERES shall follow a structured change management process for any modifications in the blockchain infrastructure, including rigorous testing and risk assessments before changes are deployed to the production environment.

(6) Regulatory Adherence: CERES shall ensure ongoing monitoring and compliance with all applicable laws, regulations, and guidance on the security of blockchain technologies and digital assets.

(7) Liability for Security Failures: CERES acknowledges that it shall be liable for any damages directly caused by its failure to adhere to the security obligations outlined in this Agreement. CERES shall indemnify and hold the Trust harmless from any losses incurred due to security breaches or lapses resulting from CERES’s negligence or willful misconduct.

(8) Technology Improvement Obligation: CERES commits to continuously monitoring advancements in blockchain security and to adopting new security enhancements that are industry-recognized as providing superior protection for blockchain systems and digital transactions.

(9) Records: All security obligations must be documented and subject to review and approval by the Trust to ensure alignment with the Trust’s overall risk management framework.

4. Confidentiality.

(a) Each party shall keep the Confidential Information (as defined in subsection (b) below) of the other party in confidence and will not use or disclose or allow access to or use of such Confidential Information except as further set forth herein or as otherwise expressly agreed in writing. Each party acknowledges that the Confidential Information of the disclosing party will remain the sole property of such party. In complying with the first sentence of this subsection (a), each party will use the same degree of care it uses to protect its own confidential information, but in no event less than a commercially reasonable degree of care.

(b) Subject to subsections (c) and (d) below, “Confidential Information” means (i) this Agreement and its contents, all compensation agreements, arrangements and understandings (including waivers) respecting this Agreement, disputes pertaining to the Agreement, and information about a party’s exercise of rights hereunder, performance of obligations hereunder or other conduct of a party in connection with the Agreement, (ii) non-public personal information of the Fund’s Coinholders, (iii) information and data of, owned by or about a disclosing party or its affiliates, customers, or subcontractors that may be provided to the other party or become known to the other party in the course of the relationship established by this Agreement, regardless of form or content, including but not limited to (A) competitively sensitive material, and not generally known to the public, including, but not limited to, studies, plans, reports, surveys, summaries, documentation and analyses, regardless of form, information about product plans, marketing strategies, finances, operations, customer relationships, customer profiles, customer lists, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of the Fund, the Company or CERES, their respective subsidiaries and Affiliates and the customers, clients and suppliers of any of them; (B) scientific, technical or technological information, a design, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords the Fund, the Company or CERES a competitive advantage over its competitors; (C) a confidential or proprietary concept, documentation, report, data, specification, computer software, source code, object code, flow chart, database, invention, know how, trade secret, whether or not patentable or copyrightable; (D) information related to security, disaster recovery, business continuity and any other operational plans, procedures, practices and protocols, and (E) anything designated as confidential, and (iii) to any extent not included within clause (i) or clause (ii) above, with respect to CERES, the Proprietary Items (as defined in Schedule D).

(c) Information or data that would otherwise constitute Confidential Information under subsection (b) above shall not constitute Confidential Information to the extent it:

(i)	is already known to the receiving party without a duty of confidentiality at the time it is obtained;
(ii)	is or becomes publicly known or available through no wrongful act of the receiving party;

(iii)	is rightfully received from a third party who, to the receiving party’s knowledge, is not under a duty of confidentiality;
(iv)	is released by the protected party to a third party without restriction; or
(v)	has been or is independently developed or obtained by the receiving party without reference to the Confidential Information provided by the protected party.

(d) Confidential Information of a disclosing party may be used or disclosed by the receiving party only to the extent required in the circumstances set forth below and, except for such permitted use or disclosure, shall remain Confidential Information subject to all applicable terms of this Agreement:

(i)	as appropriate in connection with activities contemplated by this Agreement;
(ii)	as required pursuant to a court order, subpoena, governmental or regulatory or self-regulatory authority or agency, law, regulation, or binding discovery request in pending litigation (provided the receiving party will provide the other party written notice of such requirement, to the extent such notice is permitted, and subject to proper jurisdiction, if applicable);
(iii)	as requested by a governmental, regulatory or self-regulatory authority or agency or independent third party in connection with an inquiry, examination, audit or other review; or
(iv)	the information or data is relevant and material to any claim or cause of action between the parties or the defense of any claim or cause of action asserted against the receiving party.

(e) Subject to the exceptions in (d), each party agrees not to publicly disseminate Confidential Information of the other party or mutual Confidential Information.

(f) To the extent that a party hereto discloses the Confidential Information of another party hereto in accordance with this Section 4, such disclosing party shall make reasonable efforts to ensure that the recipient of such Confidential Information is bound, contractually or otherwise, to confidentiality terms consistent with and no less stringent than the terms of this Section 4.

(g) Data Privacy Obligations for CERES

(1) Compliance with Privacy Laws: CERES shall ensure that all personal data collected, stored, processed, or transmitted in connection with the management of the blockchain technology and digital coins comply with applicable data protection and privacy laws, including, but not limited to, the General Data Protection Regulation (GDPR), the California Consumer Privacy Act (CCPA), and other relevant regional and sector-specific legislation.

(2) Data Minimization: CERES agrees to collect and process only the minimum amount of personal data necessary for the execution of its duties under this Agreement and to ensure that such data is accurate and up-to-date.

(3) Security of Personal Data: CERES shall implement stringent security measures to protect personal data against unauthorized access, disclosure, alteration, and destruction. CERES must use industry-standard encryption for personal data in transit and at rest.

(4) Data Subject Rights: CERES shall provide reasonable assistance to the Trust in facilitating the exercise of data subject rights under applicable privacy laws, including access, rectification, erasure, data portability, objection to processing, and the right not to be subject to automated decision-making.

(5) Data Breach Notification: If a data breach affecting any personal data, CERES shall notify the Company and the Trust without undue delay and, where feasible, no later than 72 hours after becoming aware of it. CERES shall provide the Trust with sufficient information to allow the Trust to meet any obligations to report or inform data subjects of the data breach.

(6) Sub-processors: CERES shall not engage any sub-processors to process personal data without the prior written consent of the Trust. Any approved sub-processors will be bound by data processing terms no less protective than those set out in this Agreement.

(7) Auditing Rights: The Trust retains the right to conduct audits or inspections of CERES’s data processing activities to ensure compliance with this Agreement and applicable data protection laws. CERES shall cooperate fully with any such audits.

(8) Data Transfer: CERES shall not transfer personal data outside of the jurisdiction in which it was collected without ensuring that adequate safeguards, as required by applicable privacy laws, are in place.

(9) Data Retention and Deletion: CERES shall not retain personal data for longer than is necessary to fulfill the purposes for which it was collected, as agreed in the Data Processing Agreement. Upon termination of the Agreement or at the Trust’s request, CERES shall return or securely destroy all personal data.

(h) The provisions of this Section 4 shall survive termination of this Agreement for a period of three years after such termination.

5. Privacy. CERES affirms that it has, and will continue to have throughout the term of this Agreement, procedures in place that are reasonably designed to protect the privacy of non-public personal consumer/customer financial information to the extent required by applicable laws, rules and regulations. CERES will implement and maintain a comprehensive written information security program that contains appropriate security measures to safeguard the personal information of the Trust’s Coinholders, employees, directors and officers that CERES receives, stores, maintains, processes or otherwise accesses in connection with the provision of services hereunder. For these purposes, “personal information” shall mean (i) an individual’s name (first initial and last name or first name and last name), address or telephone number plus (a) social security number, (b) driver’s license number, (c) state identification card number, (d) debit or credit card number, (e) financial account number or (f) personal identification number or password that would permit access to a person’s account or (ii) any combination of the foregoing that would allow a person to log onto or access an individual’s account. Notwithstanding the foregoing, “personal information” shall not include information that is lawfully obtained from publicly available information or from federal, state, or local government records lawfully made available to the general public. The provisions of this Section 5 shall survive termination of this Agreement.

6. Cooperation with Accountants. CERES shall cooperate with the independent public accountants for the Trust and shall take commercially reasonable measures to furnish or to make available to such accountants information relating to this Agreement and CERES’s performance of the obligations hereunder as requested by such accountants and necessary for the expression of their opinion.

7. Ownership Rights. Ownership rights to property utilized in connection with the parties’ use of the CERES Platform shall be governed by applicable provisions of Schedule D, which is incorporated by reference into this Section 7 and shall apply as if fully set forth herein.

8. Disaster Recovery. CERES agrees to maintain a business continuity and disaster recovery plan appropriate for an entity performing the Services as discussed in this Agreement, and agrees to resume performance as soon after any such delay or failure as is commercially reasonable under the circumstances. Without limiting the foregoing, CERES shall enter into and shall maintain in effect with appropriate parties one or more agreements making reasonable provisions for emergency use of electronic data processing equipment to the extent appropriate equipment is available. In the event of equipment failures, CERES shall, at no additional expense to the Fund, take reasonable steps to minimize service interruptions. Providing the requirements of this paragraph are met, CERES shall have no liability with respect to service interruptions caused by equipment failure, provided such interruption is not caused by CERES’s own intentional misconduct, bad faith or reckless disregard in the performance of its duties under this Agreement.

9. Fees and Expenses.

(a) The Company shall pay CERES fees for the services performed pursuant to this Agreement, as specified in Schedule C.

(b) Payment of Fees and Expenses. The Company shall pay all fees and reimbursable expenses within 30 calendar days following the delivery of CERES’s billing invoice.

(c) Services Required by Legislation. The parties will negotiate, in good faith, fees for services required by legislation or regulatory mandate that become effective after the date of this Agreement.

(d) The Company has the right to withhold reasonable out-of-pocket, due to Fund or unreimbursed organization expenses from the fees due CERES as appropriate.

10. Representations and Warranties.

(a)	Representations and Warranties of CERES. CERES represents and warrants to the Company and the Trust that:
(1)	Governance. CERES is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Delaware, duly registered as a transfer agent under the 1934 Act, and has full power, authority and legal right to execute, deliver and perform this Agreement. The execution, delivery, and performance of this Agreement by CERES has been duly authorized by all necessary action and constitutes the legal, valid, and binding obligation of CERES enforceable against CERES in accordance with its terms;
(2)	Compliance with Laws. The execution, delivery, and performance of this Agreement by CERES will not violate, conflict with, or result in the breach of any material term, condition, or provision of, or require the consent of any other party to (i) any existing law, ordinance, or governmental rule or regulation to which CERES is subject, (ii) any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority which applies to CERES, (iii) the incorporation documents or by-laws of CERES, or (iv) any material agreement to which CERES is a party;
(3)	Facilities, Equipment, and Personnel. CERES has and will continue to have access to the necessary facilities, equipment, and personnel to perform its duties and obligations under this Agreement;
(4)	Agent. CERES is engaged in an independent business and will perform its obligations under this Agreement as an agent of the Company and the Trust;
(5)	Internal Controls. CERES will provide to the Company and the Fund, as reasonably requested and when available, a report in accordance with Statements on Standards for Attestation Engagements No. 16 or such other agreed-upon report in place thereof, as well as such other reports and information relating to CERES’s policies and procedures and its compliance with such policies and procedures and with the laws applicable to its business and its services, as the parties may mutually agree upon.
(b)	Representations and Warranties of the Company and the Trust.
(1)	The Company represents and warrants to CERES that it is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Delaware and has full power, authority and legal right to execute, deliver and perform this Agreement. The execution, delivery and performance of this Agreement by the Company has been duly authorized by all necessary action and constitutes the legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms. The execution, delivery and performance of this Agreement by the Company will not violate, conflict with or result in the breach of any material term, condition or provision of, or require the consent of any other party to (i) any existing law, ordinance, or governmental rule or regulation to which the Company is subject, (ii) any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority which is applicable to the Company, (iii) the incorporation documents or by-laws of the Company, or (iv) any material agreement to which the Company is a party;
(2)	The Trust represents and warrants to CERES that it is a trust duly organized, validly existing and in good standing under the laws of the State of Delaware, and has full power, authority, and legal right to execute, deliver and perform this Agreement. The execution, delivery, and performance of this Agreement by the Trust has been duly authorized by all necessary action and constitutes the legal, valid, and binding obligation of the Trust enforceable against the Trust in accordance with its terms. The execution, delivery, and performance of this Agreement by the Trust will not violate, conflict with, or result in the breach of any material term, condition or provision of, or require the consent of any other party to (i) any existing law, ordinance, or governmental rule or regulation to which the Trust is subject, (ii) any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority which is applicable to the Trust, (iii) the declaration of trust or by-laws of the Trust, or (iv) any material agreement to which the Trust is a party.

(c) Representations and Warranties of the Company and CERES.

(1) Representation of Adherence: The Company and CERES represent and warrant that they shall adhere to the FinCEN Cannabis Guidance currently in effect, and to any amendments or supplementary guidance issued by FinCEN. The Company and CERES further represent and warrant that they have in place an effective AML program that complies with all applicable laws and regulations, including the Bank Secrecy Act and the USA PATRIOT Act, and is designed to prevent, detect, and report potentially suspicious activities.

(2) Compliant Policies and Procedures: The Company and CERES further represent and warrant that their policies, procedures, and internal controls fully comply with the FinCEN Cannabis Guidance and are designed to detect and report any activities that may violate federal law concerning cannabis-related conduct.

(3) Ongoing Compliance: M3Sixty and CERES represent and warrant that they will continuously monitor their compliance with the FinCEN Cannabis Guidance and will make necessary modifications to their policies and procedures to maintain such compliance as federal laws and guidelines evolve.

(4) Disclosure of Non-Compliance: The Company and CERES each represent and warrant that they will promptly disclose to the Trust CCO any instances of non-compliance with the FinCEN Cannabis Guidance, including the discovery of any conduct, transactions, or relationships that fall outside the bounds of federal law.

(5) Training Obligations: The Company and CERES represent and warrant that they will provide regular and comprehensive training to their employees on the FinCEN Cannabis Guidance and federal laws related to cannabis, to ensure understanding and adherence to such laws.

(6) Due Diligence Representations: The Company and CERES each represent and warrant that they apply a high standard of due diligence to prevent any illicit use of their services under federal law, especially regarding the provision of services to cannabis-related businesses.

(7) Federal Law Compliance: The Company and CERES unequivocally represent and warrant that they shall not knowingly engage in any activity or facilitate any transaction that would expose the Trust, its Board, or the Funds to risk under federal law, including but not limited to risks under the Controlled Substances Act, and will take all necessary actions to ensure that they remain in full compliance with federal law.

(8) Licenses and Authorizations: The Company and CERES represent and warrant that they hold all necessary licenses, permits, and authorizations required under federal, state, and local laws to conduct their business and that all such licenses, permits, and authorizations are in good standing.

(9) No Proceedings: The Company and CERES represent and warrant that there are no legal, administrative, or regulatory proceedings currently pending or, to the best of their knowledge, threatened against them that would have a material adverse effect on their ability to fulfill their obligations under this agreement.

(10) Accuracy of Information: The Company and CERES represent and warrant that all information provided to the Trust regarding their compliance programs is true, accurate, and complete.

(11) No Known Violations: The Company and CERES represent and warrant that, to their knowledge, there are no violations of any laws or regulations that would materially impact their performance under the agreement or expose the Trust, its Board, or the Funds to liability.

(12) No Material Changes: The Company and CERES represent and warrant that there have been no material changes to their operations or corporate structure that would affect their compliance with the FinCEN Cannabis Guidance or other relevant federal laws.

(13) No Obstructive Conduct: The Company and CERES represent and warrant that they have not engaged in and will not engage in any conduct intended to mislead federal regulators or impede any investigation into the activities conducted under this agreement.

11. Standard of Care, Limitation of Liability and Indemnification.

(a) Standard of Care. CERES shall always act in good faith and without negligence. It agrees to exercise the care and expertise of a leading provider of transfer agency services and use all reasonable efforts in performing the services under this Agreement.

(b) Limited Liability.

(1) CERES is only liable for any loss or damage under this Agreement as a result of CERES’s negligence, bad faith, or willful misconduct.

(2) Neither the Company nor the Fund will be liable for any fraudulent or erroneous money movements originated through CERES’ web portal or application.

(2) Notwithstanding anything in this Agreement to the contrary, neither party will be liable to the other party for incidental, indirect, special, or consequential damages of any nature whatsoever, including, but not limited to, loss of anticipated profits, occasioned by a breach of any provision of this Agreement, even if a party apprises the other party of the possibility of such damages.

(c) Indemnification. The Company shall defend, indemnify, and hold CERES and CERES’s affiliates, and its and their officers, directors, managers, Coinholders, members, employees, representatives and successors and assigns (collectively, “CERES Indemnitees”) harmless from and against any loss, liability, damage or expense (including, without limitation, reasonable attorney’s fees arising out of unaffiliated third party claims (collectively, “Losses”) to which CERES Indemnitees may become subject which are directly attributable to the offering of Shares and any action or inaction related thereto, except those arising out of or otherwise related to: (i) the willful misconduct, bad faith, or negligence of the CERES Indemnitees; (ii) any failure of any of the CERES Indemnitees to comply with applicable law or regulation; (iii) any material breach by any of the CERES Indemnitees of their obligations herein; or (iv) any breach of the standard of care under this Agreement or applicable law.

12. Indemnification. Except with respect to matters where CERES has breached its Standard of Care, committed a material breach of this Agreement or committed a breach of any material representation or warranty hereunder: the Fund agrees to indemnify, defend and hold harmless CERES Indemnitees from any and all Losses arising directly or indirectly from: (a) conduct of a Fund service provider or prior service provider; (b) conduct of CERES as agent of the Company or a Fund not constituting a breach of its Standard of Care; (c) conduct of CERES pursuant to a Fund Communication or in reliance on written legal analysis or advice, provided CERES performance of the conduct shall remain subject to the Standard of Care; and (D) a Fund Error. CERES shall have no liability to the Fund or any person claiming through it for any Loss caused in whole or in part by any conduct described in the preceding sentence. This Section 11 shall survive termination of this Agreement.

13. Term and Termination.

(a) Term. This Agreement shall be in effect for one year from the date first written above. It will automatically renew for successive annual periods unless a terminating party gives written notice of termination to the other party not less than 90 days before the expiration of the then-current term.

(b) Termination for Cause. During the initial term and any renewal term, any party may terminate this Agreement at any time upon (a) a material breach of a representation, covenant, or term of this Agreement by the other party which is not cured within 30 days after receipt of written notice thereof from the terminating party, (b) commencement of any proceeding in bankruptcy, reorganization, receivership, or insolvency by or against the other party, the other party becomes insolvent or ceases to pay its obligations as they become due, or the other party makes any assignment for the benefit of its creditors, or (c) based upon the Trust’s determination that there is a reasonable basis to conclude that CERES is insolvent or that the financial condition of CERES is deteriorating in any material respect. Termination of this Agreement with respect to any Fund shall in no way affect the rights and duties under this Agreement with respect to the Trust or any other Fund.

(c) Fees and Expenses. Upon termination or expiration of this Agreement for any reason, the Trust shall pay to CERES on or before the effective date of such termination or expiration all undisputed fees and expenses due and payable to CERES up to and including the date of such termination or expiration.

(d) Early Termination. Notwithstanding anything in this Agreement to the contrary, if this Agreement is terminated before the expiration of the term by the Trust for any reason other than pursuant to Section 12(b) or other than because of the Trust’s or a Fund’s liquidation, acquisition, merger or restructuring, the Company shall pay to CERES fifty percent (50%) of all fees accelerated through the end of, and including all months that would have remained in, the term at the time of termination. Such fees will be calculated using the rates, volumes, and services in effect as of the termination date.

(e) Effect of Termination. Upon expiration or termination of this Agreement for any reason, upon the Trust’s written request, CERES will, in a practical and reasonable manner, promptly return, migrate, or dispose of data and records prepared or maintained relating to the Services, subject to applicable laws. If the Transfer Agent is required to retain such data or records after termination under applicable laws, the Transfer Agent shall continue to treat such data and records as Confidential Information.

14. Policies and Procedures.

(a) The parties acknowledge that the services described in and to be provided under this Agreement involve processes, actions, functions, instructions, consents, choices, the exercise of rights or performance of obligations, communications, and other components, both internal to the Company and CERES and interactive between the parties, necessitated or made appropriate by business or by legal or regulatory considerations, or both, that in most cases are far too numerous and minutely detailed to expressly include in this Agreement. Accordingly, the parties agree that the Company and CERES shall perform the services provided for in this Agreement in accordance with the written policies, procedures, manuals, documentation, and other operational guidelines governing the performance of the services (“Written Procedures”) and that the Company and CERES may from time to time revise their Written Procedures. Such Written Procedures must consider and incorporate any requirements of the FinCEN Cannabis Guidance and other legal and regulatory requirements related to the cannabis industry.

(b) The Company and CERES may embody in its Written Procedures any course of conduct that it reasonably determines is commercially reasonable or consistent with generally accepted industry practices, principles, or standards and, in making such determination, may rely on such information, data, research, analysis, and advice, including legal analysis and advice, as it reasonably determines appropriate under the circumstances.

(c) The Company and CERES will provide such Written Procedures to the Trust’s CCO for review and comment. Following such review, the Company and CERES must present such Written Procedures to the Board for its approval.

(d) The Written Procedures are expressly intended to supplement the description of services provided in this Agreement and to complement the Company’s written Policies and Procedures, but the terms of this Agreement will always prevail in any conflict with the Written Procedures.

15. Notices. Notices permitted or required by this Agreement shall be in writing and:

(i)	addressed as follows, unless a notice provided in accordance with this Section 19 shall specify a different address or individual:
(A)	if to CERES, to Ceres Coin, LLC, 39W 462 Baert Ln., St. Charles IL 60175, Attention: [•]; with a copy to [•]
(B)	if to the Company or Trust, to 360 Funds, 4300 Shawnee Mission Parkway, Fairway, KS 66205, Attention: President; with a copy to: FinTech Law, 6224 Turpin Hills Drive, Cincinnati, Ohio 45244.
(ii)	delivered: by hand (personal delivery by an Authorized Person to addressee); private messenger, with the signature of the recipient; U.S. Postal Service (with return receipt or other delivery verification provided); overnight national courier service, with the signature of the recipient, or electronic delivery with confirmation; and

(iii)	deemed given on the day received by the receiving party.

16. Amendments. This Agreement, or any term thereof, including without limitation the Schedules, Exhibits and Appendices hereto, may be changed or waived only by a written amendment, signed by the party against whom enforcement of such change or waiver is sought.

17. Dispute Resolution regarding blockchain technology

(a) Notice of Dispute: Either party shall notify the other in writing as soon as it becomes aware of any dispute arising out of or in connection with the blockchain technology used under this Agreement, including but not limited to the functionality, security, transactions, and accuracy of the blockchain.

(b) Expert Consultation: Following the notice of dispute, the parties agree to consult with an independent blockchain technology expert (agreed upon by both parties) within 15 days to provide an initial assessment of the issue.

(c) Escalation to Mediation: If a resolution is not reached after consultation with the blockchain expert, the parties agree to enter into non-binding mediation overseen by a mediator with expertise in blockchain technology and securities law. The mediation shall be conducted in accordance with the American Arbitration Association (“AAA”) Rules of Mediation, and the place of mediation will be in New York City, NY.

(d) Arbitration: Should the dispute not be settled by mediation within 30 days following the initiation of mediation, or such longer period as the parties may agree to in writing, it shall be finally resolved by arbitration. The arbitration shall be conducted by one arbitrator with substantial experience in blockchain technology and mutual fund operations, appointed in accordance with the AAA Rules of Arbitration. The arbitration proceedings shall be held in New York City, NY, and shall be conducted in English.

(e) Confidentiality: All aspects of the dispute resolution process, including but not limited to the consultation with the technology expert, mediation, and arbitration proceedings, shall be confidential, and no party may disclose the existence, content, or result of the process without the prior written consent of the other party unless required to do so by law or to protect or pursue a legal right.

(f) Continued Service: Notwithstanding the existence of a dispute, unless and until either party terminates this Agreement according to its terms, both parties shall, to the fullest extent possible, continue to perform their respective obligations under this Agreement.

(g) Governing Law: This dispute resolution procedure shall be governed by the laws of the State of Delaware without regard to its conflicts of laws principles.

18. Delegation; Assignment. Except as expressly provided in this Section 16, no party may assign or transfer this Agreement or assign or transfer any right or obligation hereunder without the written consent of each other party, and any attempt at such assignment or transfer, or any such assignment or transfer, shall be void. A merger, a sale of a majority or more of the assets, equity interests voting control, or a transfer by operation of law shall be considered a “transfer” under this Section. Notwithstanding the foregoing: To the extent appropriate under federal rules and regulations, a party may assign or transfer this Agreement to any Affiliate or transfer this Agreement in connection with a sale of a majority or more of its assets, equity interests or voting control, provided that party gives the other parties 120 days’ prior written notice of such assignment or transfer, such assignment or transfer does not impair the Trust’s receipt of services under this Agreement in any material respect, and the assignee or transferee agrees to be bound by all terms of this Agreement. A party may subcontract with, hire, engage, or otherwise outsource to any third party with respect to the performance of any one or more of the functions, services, duties, or obligations of the subcontracting party under this Agreement but any such subcontracting, hiring, engaging or outsourcing, and any delegation of duties pursuant to the preceding provisions of this Section 16, shall not relieve CERES of any of its liabilities hereunder. To avoid doubt, nothing in this Section 16 is intended to, nor shall be read to, relieve a party of its obligations under this Agreement.

19. Signatures; Counterparts. This Agreement may be executed in one more counterparts; such execution of counterparts may occur by manual or electronic signature transmitted by manually or electronically; and each such counterpart executed in accordance with the foregoing shall be deemed an original, with all such counterparts together constituting one and the same instrument. The exchange of executed copies of this Agreement or of executed signature pages to this Agreement by facsimile transmission or as an imaged document attached to an email transmission shall constitute effective execution and delivery hereof and may be used for all purposes in lieu of a manually executed copy.

20. Security. CERES shall protect the physical security and electronic security of the Coinholder data, CERES platform, Coins, and other systems utilized to provide the services provided under this Agreement, including but not limited to using up-to-date anti-virus, security, and firewall technology commonly used in the industry. The Trust and Company agree that they shall take reasonable measures to ensure that their affiliates and agents will not take actions that negatively affect the confidentiality, integrity, and availability of the CERES Platform and information assets as related to the services provided under this Agreement. If CERES becomes aware that an unauthorized party has accessed the Coin Holder data, CERE Platform, Coins, or other systems utilized to provide the services provided under this Agreement, or that Harmful Code has infected the foregoing or a relevant network or system, then it shall promptly notify the Trust and promptly seek to mitigate any potential adverse effect and undertake any further steps that may be applicable or required by law.

21. Miscellaneous.

(a) Insurance. CERES shall maintain, at its cost, insurance coverage regarding its business in such amount and scope as it deems adequate in connection with the services provided by CERES under this Agreement at all times during the term of this Agreement. Upon the Trust’s reasonable request, which in no event shall be more than once annually, CERES shall furnish the Trust with a summary of CERES’s applicable insurance coverage.

(b) No Fiduciary Duties. Each party specifically disclaims and waives the formation of any fiduciary relationship between them under or in relation to this Agreement and the services provided hereunder. The Company and the Trust acknowledge and agree that (i) CERES is not a registered investment adviser or a broker-dealer, (ii) CERES is not providing any legal, tax, investment, or marketing advice, (iii) no Authorized Person or any other person was or will be solicited by CERES or will be referred by CERES to any third party, and (iv) in no event shall CERES be liable to the Company, the Trust, to any Authorized Person or any other person for any losses arising out of any statements or omissions in any Trust or Fund securities filings, offering memoranda, or other marketing materials, except to the extent CERES has provided or made available materially false or misleading information describing CERES or its services that is included in any such documents.

(c) Successors. All covenants and provisions of this Agreement by or for the benefit of each party will bind and inure to the benefit of its respective permitted successors and assigns hereunder.

(d) Partial Invalidity. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

(e) Governing Law. This Agreement shall be deemed to be a contract made in Delaware and governed by Delaware law, without regard to its principles of conflicts of law that would apply the law of another jurisdiction.

(f) Force Majeure. Except as may arise from CERES’s failure to exercise its standard of care, no party shall be liable for any delays or failures in performance resulting from acts beyond its reasonable control, including, without limitation, work stoppage, power or other mechanical failure, natural disaster, governmental action or communication disruption.

(g) Third Party Beneficiaries. The provisions of this Agreement are intended to benefit only the parties and their respective permitted successors and assigns. No rights will be granted to any other party by virtue of this Agreement, and there are no third-party beneficiaries hereof.

(h) Construction of Agreement. The parties participated jointly in the negotiation and drafting of this Agreement. If any ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(i) Survival. All provisions regarding indemnification, warranty, liability, and limits thereon, compensation, expenses, confidentiality, and protection of proprietary rights and trade secrets will survive the termination or expiration of this Agreement.

(j) Merger of Agreement. This Agreement constitutes the entire agreement between the parties and supersedes any prior agreement with respect to the subject matter of this Agreement, whether oral or written.

(k) Waiver. No waiver by any party or any breach or default of any of the covenants or conditions herein contained and performed by another party shall be construed as a waiver of any succeeding breach of the same or any other covenant or condition. Any waiver must be in writing and signed by the waiving party.

(l) Descriptive Headings. The descriptive headings in this Agreement are for convenience only and do not control or affect the meaning or construction of any of the provisions hereof.

(m) Counterparts. This Agreement may be executed in one or more counterparts and transmitted by PDF or similar electronic means, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

(n) Limitation of Liability of the Funds. A copy of the Agreement and Declaration of Trust of the Trust is on file with the Secretary of the State of Delaware. Notice is hereby given that this instrument is executed on behalf of the Board as trustees and not individually, and that the obligations of this instrument are not binding upon any of the trustees or Coinholders of the Trust individually but are binding only upon the assets and property of the Trust; provided, however, that the Agreement and Declaration of Trust of the Trust provides that the assets of a particular Fund of the Trust shall under no circumstance be charged with liabilities attributable to any other Fund and that all persons extending credit to, or contracting with, or having any claim against, a particular Fund shall look only to the assets of that particular Fund for payment of such credit, contract or claim.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Sub-Transfer Agency Agreement to be executed as of the day and year first above written.

Ceres Coin, LLC		M3Sixty Administration, LLC

By:		By:
Name:	Charlie Uchill	Name:	Randall Linscott
Title:	Chief Operating Officer	Title:	Chief Executive Officer

360 Funds

By:
Name:	Randall Linscott
Title:	President

SCHEDULE A

(Dated: October 21 2024)

THIS SCHEDULE A is Schedule A to that certain Transfer Agency Services Agreement dated as of [●], 2011, by and among Ceres Coin, LLC, M3Sixty Administration, LLC, and 360 Funds, as further set forth below.

Funds

M3Sixty Onchain U.S. Government Money Market Fund

SCHEDULE B

Definitions

As used in this Agreement:

“1933 Act” means the Securities Act of 1933, as amended.

“1934 Act” means the Securities Exchange Act of 1934, as amended.

“1940 Act” means Investment Company Act of 1940, as amended.

“ACH” refers to the Automated Clearing House Network.

“Affiliate” means an entity controlled by, controlling or under common control with the subject entity, with “control” for this purpose defined to mean direct or beneficial ownership of 50% or more of the equity interests of an entity and possession of the power to elect 50% or more of the entity’s directors, trustees or similar persons performing policy-making functions.

“Authorized Person” means Company Authorized Persons and Fund Authorized Persons considered collectively or individually. Any limitation on the authority of an Authorized Person to give Instructions must be expressly set forth in a written document signed by CERES and the party imposing the restriction.

“CERES Platform” means the proprietary blockchain-integrated system through which CERES services are provided, or will be provided to the Trust and the Company, through which the Coins are held.

“Claim” means any claim, demand, suit, action, obligation, liability, suit, controversy, breach, proceeding or allegation of any nature, including any threat of any of the foregoing (including but not limited to those arising out of or related to this Agreement) and regardless of the form of action or legal theory or forum.

“Code” means the Internal Revenue Code of 1986, as amended.

“Coin” or “Coins,” as applicable, has the meaning set forth in the Background section.

“Coin Holder Data” means all information maintained by CERES regarding Coin holders, which shall be deemed to include the Master Securityholder File.

“Company Authorized Person” means any officer of the Company and any other person duly authorized by the Company in a manner reasonably satisfactory to CERES to give Instructions on behalf of the Company.

“Compliance Database” means a secure off-chain database which shares information about relevant attributes, with smart contracts, as applicable for execution.

“conduct” or “course of conduct” means a single act, two or more acts, a single instance of an action not being taken or of forbearance given, two or more instances of an action not being taken or of forbearance given, or any combination of the foregoing.

“FinCEN” means the Financial Crimes Enforcement Network of the U.S. Department of the Treasury.

“Fund Authorized Person” means any officer of a Fund and any other person duly authorized by the Fund in a manner reasonably satisfactory to CERES to give Instructions on behalf of the Fund.

“Fund Error” means the Fund or a third party acting on behalf of the Fund or conveying Fund data or information committing an error, furnishing inaccurate, incorrect or incomplete data or information to CERES or by other act or omission requiring Remediation.

“Harmful Code” means any software, hardware or other technology, device or means, including any virus, worm, malware or other malicious computer code, the purpose or effect of which is to (a) permit unauthorized access to, or to destroy, disrupt, disable, distort or otherwise harm or impede in any manner any (i) computer, software, firmware, hardware, system or network; or (ii) any application or function of any of the foregoing or the security, integrity, confidentiality or use of any data processed thereby; or (b) prevents or impedes the Trust, a Fund or any Trust service provider or their delegates from using, or CERES in providing, services or impacts the usability or functionality of the Shares or Coins.

“Identification Verification” means procedures to verify Shareholder identity under applicable laws, which includes the Foreign Asset Control (OFAC) sanctions lists.

“Intellectual Property Rights” means copyright, patent, trade secret, trademark and any other proprietary or intellectual property rights.

“Loss” and “Losses” means any one, or any series of related, losses, costs, damages, expenses, awards, judgments, assessments, fines, penalties, payments, reimbursements, adverse consequences, liabilities or obligations of any nature, including without limitation any of the foregoing arising out of any Claim and all costs of litigation or threatened litigation such as but not limited to court costs, costs of counsel, discovery, experts, settlement and investigation.

“Loss Date” means the date of occurrence of the event or circumstance causing a particular Loss, or the date of occurrence of the first event or circumstance in a series of events or circumstances causing a particular Loss.

“Master Securityholder File” means the CERES off-chain registry, which comprises the official list of individual Shareholder accounts and includes the official list of names, addresses and contact information of current Coinholders, the amount of Shares owned by each Shareholder, the total number of Shares in circulation, and all transactions between parties involving the Shares, which shall mirror (i.e., be reconciled with to match) the blockchain record, generally in real time, but in no event on less than a daily basis. For regulatory purposes, the Master Securityholder File is the authentic and authoritative record and any reference to “Coin holder” shall be deemed to include the individual Shareholder account maintained as part of the Master Securityholder File.

“Remediation Services” means the additional services required to be provided hereunder by CERES in connection with a Fund Error in order to correct, remediate, adjust, reprocess, repeat, reverse or otherwise modify conduct previously taken in accordance with the Agreement to achieve the outcome originally intended by the previous conduct.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Laws” means the 1933 Act, the 1934 Act and the 1940 Act.

“Service Effective Date” means the date, following the completion of all implementation services, in the event the Fund is a new start-up Fund, or following the completion of all conversion services, in the event CERES will be providing services to the Fund as a successor to a prior service provider.

“Coinholders” means investors who own Shares.

“Coinholder Materials” means the Fund’s prospectus, statement of additional information and any other materials relating to the Fund provided to Fund Coinholders by the Fund.

Schedule C

Sub-Transfer Agency Fee

The Fund shall pay, or cause the Company to pay, CERES an annual fee computed and paid monthly at the annual rate of 0.35% of the average daily net assets of the Fund.